Exhibit 5.9

September 11, 2013

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Re:	Registration Statement on Form S-4 of ADS Waste Holdings, Inc.

Ladies & Gentlemen:

We have acted as special counsel in the Commonwealth of Kentucky (the “Commonwealth”) to Advanced Disposal Services Blue Ridge Landfill, Inc. and Advanced Disposal Services Morehead Landfill, Inc. (the “Kentucky Guarantors”), both Kentucky corporations and wholly owned subsidiaries of ADS Waste Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Company and each subsidiary guarantor named therein, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $550,000,000 aggregate principal amount of the Company’s unregistered 8 1⁄4% Senior Notes due 2020 (the “Original Notes”) for a like principal amount of the Company’s registered 8 1⁄4% Senior Notes due 2020 (the “Exchange Notes”) pursuant to the Registration Rights Agreement, dated as of October 9, 2012, between ADS Waste Escrow Corp. (the “Escrow Issuer”) and Deutsche Bank Securities Inc., as representative of the initial purchasers identified therein (as amended, the “Registration Rights Agreement”), as amended by the Joinder Agreement to Registration Rights Agreement dated November 20, 2012 executed by the Company, the Kentucky Guarantors and each other subsidiary guarantor party thereto (“RRA Joinder”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture, dated as of October 9, 2012 (as amended, the “Indenture”), between the Escrow Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by (i) the Supplemental Indenture, dated as of November 20, 2012, between the Company and the Trustee (the “Company Joinder”), and by (ii) the Supplemental Indenture, dated as of November 20, 2012, among the Kentucky Guarantors and other subsidiary guarantors party thereto, the Company and the Trustee (the “Guarantee Joinder”).

In order to render this opinion (“Opinion”), we have examined copies of (1) the Registration Rights Agreement, as amended by the RRA Joinder, (2) the Indenture, as amended by the Company Joinder and the Guarantee Joinder, and (3) a specimen of the Exchange Notes (collectively, the “Guarantor Documents”).

710 WEST MAIN STREET, 4TH FLOOR · LOUISVILLE, KENTUCKY 40202

TEL 502-416-1628 · FAX 502-855-4971

ADS Waste Holdings, Inc.

September 11, 2013

We have also reviewed the Registration Statement and such corporate and organizational records of the Kentucky Guarantors, certificates and other documents and instruments and have researched such questions of law and examined the public records in such jurisdiction as we have considered necessary for the purpose of delivering this Opinion. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Kentucky Guarantors, and (ii) statements and certifications of public officials and others. We have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Assumptions

For purposes of this Opinion, we have, with your permission, assumed, without independent investigation:

(a) that the documents submitted to us for review are accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

(b) that the persons identified as officers or directors in documents we have reviewed were actually serving as such as of the date of execution of the such documents;

(c) each individual executing the documents we have reviewed had sufficient legal capacity to execute such documents;

(d) that the factual statements and information contained in each of the Guarantor Documents and other documents executed by the Kentucky Guarantors in connection with the Guarantor Documents are accurate and complete; and

(e) that each certificate issued by a government official concerning a person’s property or status is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

ADS Waste Holdings, Inc.

September 11, 2013

Opinions

Based on the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1. Each Kentucky Guarantor is a Kentucky corporation validly existing and in good standing under the laws of the Commonwealth.

2. Each Kentucky Guarantor has the corporate power and authority to execute, deliver, and perform its obligations under the Guarantor Documents to which it is a party.

3. All necessary action has been taken on the part of each Kentucky Guarantor to authorize the execution and delivery of the Guarantor Documents to which it is a party and the performance by each Kentucky Guarantor of its obligations thereunder.

4. The Guarantor Documents to which each Kentucky Guarantor is a party have been duly executed and delivered by each Kentucky Guarantor.

Qualifications

The opinions set forth above are subject to the following qualifications and limitations:

A. Our opinions are limited in all respects to the laws of the Commonwealth, and no opinion is rendered with respect to the laws of any other jurisdiction.

B. No opinion is expressed as to the applicability of any securities or “blue sky” laws or laws of the Commonwealth regulating financial institutions such as banks, savings and loan associations and federal savings banks.

C. Our opinion is limited to the matters specifically addressed herein, and we express no opinion on, and no opinion is to be inferred or implied with respect to, any matter not specifically expressed herein.

D. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement.

Sincerely,

/S/ MILLER & WELLS, PLLC
MILLER & WELLS, PLLC